Exhibit 3.1

FINAL

CERTIFICATE OF INCORPORATION

OF

BRODER BROS., CO.

ARTICLE ONE

The name of the corporation is Broder Bros., Co. (the “Corporation”).

ARTICLE TWO

The address of the registered office of the Corporation in the state of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

Section A. Authorized Capital Stock.

The total stock that the Corporation has authority to issue is 15,000,000 shares of common stock, with a par value of $0.01 per share (the “Common Stock”).

Section B. Voting Rights.

Except as provided in Section C of this Article Four below, each share of Common Stock shall be entitled to one (1) vote on all matters submitted to the stockholders of the Corporation for a vote.

Section C. Special Director Voting Rights.

For purposes of these articles, shares of the “Existing Stockholder Series” shall include all shares of Common Stock issued and outstanding as of the final closing date (the “Closing Date”) of the exchange (the “Exchange”) contemplated by the Offering Memorandum and Mutual Release and Consent Solicitation, dated as of April 17, 2009, between the Corporation and U.S. Bank National Association as trustee, immediately prior to the issuance of any shares of Common Stock to any holder of the 11.25% Senior Notes due 2010 of the Corporation in connection with the Exchange.

Each share included in the Existing Stockholder Series will continue to be deemed included in such series, including in the hands of a transferee thereof, until such time that such share is (a) redeemed of otherwise acquired by the Corporation or (b) transferred in a sale to the public pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”) filed with the Securities and Exchange Commission or other sale to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

For purposes of these articles, shares of the “Noteholders Series” shall include all shares of Common Stock held by noteholders of the Corporation that participated in the Exchange and Affiliates (as defined in Article Nine below) of any such noteholders (each a “Noteholder”).

At any time during the three-year period commencing on the Closing Date:

1. unless otherwise agreed to by (a) the holders of a majority of the shares included in the Existing Stockholder Series (the “Existing Stockholder Series Majority”) and (b) the holders of a majority of the shares included in the Noteholder Series (the “Majority Noteholders”), the board of directors of the Corporation shall consist of five (5) members, one of which shall be the chief executive officer of the Corporation.

2. in any election of directors of the Corporation, the holders of shares constituting the Existing Stockholder Series, voting as a separate class to the exclusion of all other classes of capital stock of the Corporation, shall have the right to elect one (1) member of the board of directors.

3. a director elected by the Existing Stockholder Series Majority in accordance with this Section C of Article Four shall serve in such capacity until his or her earlier death, disability, resignation or removal, where removal of such a director may be made with or without cause, but in any case shall only be effective if accomplished by a vote of the Existing Stockholder Series Majority.

4. if any director elected by the Existing Stockholder Series Majority ceases to serve on the board of directors (whether by reason of death, resignation or removal in accordance with this Section C of Article Four), the holders of shares constituting the Existing Stockholder Series, voting as a separate class to the exclusion of all other classes of capital stock of the Corporation, shall have the right to elect a successor director to fill the vacancy created thereby.

5. in any election of directors of the Corporation, the holders of shares constituting the Noteholder Series, voting as a separate class to the exclusion of all other classes of capital stock of the Corporation, shall have the right to elect three (3) members of the board of directors.

6. any director elected by the Majority Noteholders in accordance with this Section C of Article Four shall serve in such capacity until his or her earlier death, disability, resignation or removal, where removal of such a director may be made with or without cause, but in any case shall only be effective if accomplished by a vote of the Majority Noteholders.

7. if any director elected by the Majority Noteholders ceases to serve on the board of directors (whether by reason of death, resignation or removal in accordance with this Section C of Article Four), the holders of shares constituting the Noteholder Series, voting as a separate class to the exclusion of all other classes of capital stock of the Corporation, shall have the right to elect a successor director to fill the vacancy created thereby.

8. The initial directors of the Corporation shall be Thomas Myers, the chief executive officer of the Corporation, and Gregg Gardiner, a designee of the Majority Noteholders. The remaining three vacancies shall initially be filled as follows: two (2) directors shall be selected by the holders of a majority of the shares of the Noteholder Series held by the ad hoc committee of Noteholders formed in connection with the Exchange (which directors shall be deemed to have been elected by the Majority Noteholders for purposes of paragraphs 5, 6 and 7 of this Section C of Article Four), and one (1) director shall be selected by the Existing Stockholder Series Majority.

Section D. Amendments to Certain Provisions of the Certificate of Incorporation

Notwithstanding anything to the contrary herein or the by-laws of the Corporation then in effect, any amendment proposed to be taken herein or to the by-laws of the Corporation which would have the effect of altering the provisions, effect or intent with respect to Sections C, D, E, F or G of Article Four or with respect to Article Nine hereof shall require an affirmative vote of (i) the Existing Stockholder Series Majority and (ii) the Majority Noteholders.

Section E. Tag-Along Rights.

1. Prior to an underwritten public offering (excluding any offering pursuant to Form S-8 under the Securities Act or other publicly registered offering pursuant to the Securities Act pertaining to an issuance of Common Stock or securities exercisable therefor under any benefit plan, employee compensation plan, or employee or director stock purchase plan) (an “Underwritten Initial Public Equity Offering”), each of the stockholders of the Corporation shall have the right (the “Tag-Along Right”) to require a Proposed Purchaser (as defined below) to purchase from each of them, subject to Section E.3 below, Common Stock beneficially owned by such stockholders (the “Subject Equity”) in the event of any proposed transfer of Common Stock by stockholders beneficially owning a majority of the issued and outstanding Common Stock (the “Transferring Stockholders”) to any Person or Persons (as defined in Article Nine below, other than to Affiliates thereof, such proposed transferee being hereinafter referred to as the “Proposed Purchaser”) pursuant to any transaction or series of transactions as a result of which such Proposed Purchaser obtains the right to elect a majority of the board of directors of the Corporation or beneficial ownership of a majority of the voting power of the outstanding voting securities of the Corporation (such transaction or series thereof, a “Control Transaction”).

Any proposed transfer by the Transferring Stockholders which triggers the rights under this Section E.1 of Article Four shall require the Transferring Stockholders to notify, or cause to be notified, the Corporation at least 20 business days prior to the date of such proposed transfer, and the Corporation shall notify promptly each holder of Subject Equity in writing (a “Transfer Notice”) of each such proposed transfer. Such notice shall set forth:

a.	the name of the Proposed Purchaser and the number of shares of Common Stock proposed to be transferred;

b.	the proposed amount of consideration and terms and conditions of payment offered by such Proposed Purchaser (if the proposed consideration is not cash, the Transfer Notice shall include a sufficiently detailed description of the terms of the proposed consideration to permit valuation thereof);

c.	the percentage of Subject Equity that may be included in the proposed Control Transaction determined by dividing the number of shares of Common Stock to be purchased by the Proposed Purchaser by the total number of shares of Common Stock held by the Transferring Stockholders; and

d.	that either the Proposed Purchaser has been informed of the Tag-Along Right and has agreed to purchase Subject Equity in accordance with the terms hereof or that the Transferring Stockholders will make such purchase.

The Tag-Along Right may be exercised by any holder of Subject Equity by delivery of a written notice to the Corporation (the “Tag-Along Notice”), within 15 business days after such holder’s receipt of the Transfer Notice, indicating its election to exercise the Tag-Along Right (those electing to exercise such right, the “Participating Holders”). The Tag-Along Notice shall state the amounts of Subject Equity that such holder proposes to include in such transfer to the Proposed Purchaser. Failure by any holder to provide a Tag-Along Notice within such 15-business day notice period shall be deemed to constitute an election by such holder not to exercise its Tag-Along Right with respect to such transfer.

The closing with respect to any transfer to a Proposed Purchaser pursuant to this Section E shall be held at the time and place specified in the Transfer Notice. Consummation of the transfer of shares of Common Stock by the Transferring Stockholders to a Proposed Purchaser shall be concurrent with the consummation of the transfer by each Participating Holder to such Proposed Purchaser (or to the Transferring Stockholders, as applicable) of the Subject Equity entitled to be transferred as described in Section E.3, if any.

2. In the event that the Proposed Purchaser does not purchase the Subject Equity entitled to be transferred as described in Section E.3 on the same terms and conditions as purchased from the Transferring Stockholders, then the Transferring Stockholders shall purchase such Subject Equity on the same terms and conditions as described in Section E.3 if the transfer occurs.

3. Any Subject Equity purchased from the Participating Holders pursuant to this Section E shall be paid for in the same type of consideration and at the same price per share and upon the same terms and conditions of such proposed transfer by the Transferring Stockholders. The Transferring Stockholders shall arrange for payment directly by the Proposed Purchaser to each Participating Holder if such shares are being purchased by the Proposed Purchaser, upon delivery of the certificate or certificates representing the Subject Equity duly endorsed for transfer, together with such other documents as the Proposed Purchaser may reasonably request.

4. If the transfer of Common Stock by the Transferring Stockholders and the transfer of the Subject Equity entitled to be transferred as provided above is not consummated, all certificates representing such Subject Equity shall be returned to the Participating Holders.

Section F. Drag-Along Rights.

If at any time prior to an Underwritten Initial Public Equity Offering, the Majority Noteholders determine to sell shares of Common Stock owned by such Majority Noteholders to a Person (other than to Affiliates thereof) in a Control Transaction with respect to the Corporation, the Majority Noteholders shall have the right to require the other holders of Common Stock of the Corporation to sell a pro rata portion (based on the proportion of the number of shares of Common Stock held by the transferring Majority Noteholders that are being transferred in such sale) of the Common Stock beneficially owned by such stockholders to such transferee; provided that the consideration to be received by such stockholders shall be the same price per share and type of consideration received by the Majority Noteholders.

Section G. Transfers of Securities of the Corporation.

1. Transfers.

a. Any proposed direct or indirect transfer, sale, offer, assignment, exchange, distribution, mortgage, pledge, hypothecation or other disposition of any interest in any capital stock of the Corporation (collectively, a “Transfer”) shall be a transaction that is (A) in compliance with Rule 144A of the Securities Act of 1933, as in effect at the time (the “Securities Act”), to a “qualified institutional buyer” (as such term is defined in Rule 144A of the Securities Act), (B) pursuant to another exemption from registration under the Securities Act or (C) a public sale (pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act), subject, in the case of clause (B), if requested by the Corporation, to the delivery by the proposed Transferor to the Corporation of an opinion of counsel in form reasonably satisfactory to the Corporation concluding that such transaction is exempt from the registration requirements of the Securities Act; and

b. No Transfer will be permitted if, as a result of such Transfer, the Corporation will be required to register any of its securities as a result of Section 12(g) of the Securities Exchange Act of 1934, as amended.

2. Void Transfers. In addition to any other rights or remedies that the Corporation may have at law or in equity arising as a result of any Transfer by any holder of capital stock of the Corporation in contravention of this Certificate of Incorporation, the Corporation shall have the right to (a) treat any such Transfer as (i) void ab initio and ineffective to Transfer such interests and/or (ii) not binding upon the Corporation and (b) take any action under applicable law to unwind such transaction.

3. Stock Certificates.

a. A statement shall be set forth on the face or back of each certificate representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the ownership thereof are subject to restrictions on transfer set forth in the Certificate of Incorporation; and (ii) the Corporation will furnish without charge to each stockholder of the Corporation who so requests a copy of the Certificate of Incorporation.

b. In addition, each certificate shall be imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES SHALL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND REGISTRATION OF THE SECURITIES UNDER THE SECURITIES LAWS OF ANY APPLICABLE JURISDICTIONS OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE SECURITIES LAWS OF ANY APPLICABLE JURISDICTIONS OR SUCH ACT AND THE SECURITIES LAWS OF ANY APPLICABLE JURISDICTIONS DO NOT APPLY.”

ARTICLE FIVE

The name and business address of the incorporator are as follows:

Jordannah G. Bangi	300 North LaSalle St.
Chicago, IL 60654

ARTICLE SIX

The Corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the state of Delaware, as the by-laws of the Corporation may provide. The books and records of the Corporation may be kept outside the state of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE NINE

Section A. Indemnification.

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same currently exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director and the Corporation shall indemnify its officers and directors. Any repeal or modification of this Article Nine shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was, a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so unless prohibited from doing so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his heirs, executors and administrators. The right to indemnification conferred in this Section A of Article Nine shall be a contract right and, subject to the by-laws of the Corporation, shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

The rights provided by this Section A of Article Nine shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the by-laws, by agreement, vote of the stockholders or disinterested directors, or otherwise.

Section B. Expense Reimbursement.

The Corporation shall reimburse all reasonable out-of-pocket expenses, including but not limited to travel, lodging and meals, incurred by non-employee directors in connection with the performance of their duties as a director on behalf of the Corporation. In addition, the Corporation may pay non-employee directors reasonable compensation (which may include the issuance of stock, options, or other equity interests) for attendance at board meetings or otherwise for service on the board; provided that if any such payments are made to any non-employee director, such payments shall be made to all non-employee directors of the Corporation.

Section C. Corporate Opportunities.

1. In recognition and anticipation of the facts that (i) the directors, officers and/or employees of the Corporation’s stockholders may serve as directors of the Corporation, (ii) the Corporation’s stockholders (other than employees of the Corporation) engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly, or indirectly, may engage, and (iii) the Corporation and Affiliates (as defined below) thereof may (subject to any affirmative transaction covenants in any of the Corporation’s indebtedness agreements) engage in material business transactions with its stockholders and that the Corporation is expected to benefit therefrom, the provisions of this Section C of Article Nine are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Corporation’s stockholders, their officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

2. The Corporation’s stockholders (other than employees of the Corporation) shall have no duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliates. Except with respect to an Express Opportunity, as defined in subsection 3 below, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliates in, or being offered any opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation’s stockholders (other than employees of the Corporation) and the Corporation or any of its Affiliates, and therefore the Corporation’s stockholders (other than employees of the Corporation) shall have no duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a director or stockholder of the Corporation solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

3. Except as provided elsewhere in this Section C of Article Nine, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Affiliates in, or being offered any opportunity to participate in, any potential transaction or matter which may be a corporate opportunity both for the Corporation or any of its Affiliates, on one hand, and one or more of its stockholders (other than employees of the Corporation), on the other hand, about which a director of the Corporation who is also a director or officer of a stockholder acquires knowledge. Notwithstanding the immediately preceding sentence, the Corporation does not renounce any interest or expectancy of the Corporation or any of its Affiliates in, or being offered any opportunity to participate in, any potential transaction or matter which may be a corporate opportunity both for the Corporation or any of its Affiliates, on one hand, and one or more of its stockholders, on the other hand, about which a director of the Corporation who is also a director or officer of a stockholder acquires knowledge, if such opportunity is expressly offered to such person in writing solely in, and as a direct result of, his or her capacity as a director or officer of the Corporation prior to being offered such opportunity in any other capacity (an “Express Opportunity”).

4. In addition to and notwithstanding the foregoing provisions of this Section C of Article Nine, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliates in, or being offered any opportunity to participate in, any business opportunity that the Corporation is not legally permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

5. “Affiliate” means, as to any Person, any other Person which or who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

6. “Person” means an individual, a partnership, a joint venture, a Corporation, a limited liability company, an entity, a trust, an unincorporated organization or a government department or agency thereof.

ARTICLE TEN

The Corporation expressly elects not to be governed by § 203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

The affairs and business of the Corporation shall be managed by or under the direction of the board of directors. The number of directors of the Corporation shall initially be five (5) and, thereafter, as from time to time fixed by, or in the manner provided in, the by-laws of the Corporation, subject to Section C of Article Four herein.

ARTICLE TWELVE

Subject to receipt of any necessary stockholder approvals as required by the laws of the state of Delaware, the Corporation reserves the right to amend, change or repeal any provision contained in this Certificate of Incorporation of Broder Bros., Co. and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, or anything to the contrary herein or the by-laws of the Corporation then in effect, any amendment proposed to be taken herein or to the by-laws of the Corporation which would have the effect of altering the provisions, effect or intent with respect to Sections C, D, E, F or G of Article Four or with respect to Article Nine hereof shall require an affirmative vote of (i) the Existing Stockholder Series Majority and (ii) the Majority Noteholders.

ARTICLE THIRTEEN

The Corporation shall deliver to (i) each stockholder that holds securities of the Corporation as of the date of the filing of this certificate, immediately after giving effect to the issuances of securities made in connection with the consummation of the Exchange (including any Noteholders that received securities in connection therewith), and (ii) each other stockholder of the Corporation that (together with its Affiliates) holds, as of the date of the release of the information below to the stockholders of the Corporation qualified to receive such information hereunder, at least one percent (1%) of the issued and outstanding capital stock of the Corporation: all financial and business information required, or that would be required, to be delivered to the Holders (as defined in the Indenture) pursuant to that certain Indenture, dated as of May 20, 2009, by and among the Corporation, the “Guarantors” from time to time party thereto and as defined therein, and U.S. Bank National Association, in its capacity as trustee (the “Indenture”), contemporaneously with delivery to such parties as required, or would be required, under the Indenture as of May 20, 2009, without regard to whether such agreement remains in full force and effect as of the proposed date of delivery. Notwithstanding the foregoing, the Corporation shall not be required to provide such information to any stockholder to the extent such information is timely made available on an internet website, whether public or private, to which such stockholder has access.

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I, the undersigned, being the incorporator herein before named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly I have hereunto set my hand as of the 20th day of May, 2009.

/s/ Jordannah G. Bangi
Jordannah G. Bangi, incorporator